EXHIBIT 99

February 14, 2005

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY MOTOR XPRESS CORP. REPORTS FOURTH QUARTER AND YEAR END RESULTS

FORT DODGE, IOWA (PR Newswire) February 14, 2005—Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, operating revenue increased approximately 23% to $50.1 million from $40.7 million for the corresponding quarter in 2003. Operating revenue, excluding fuel surcharge revenue of $5.3 million, increased approximately 14% to $44.8 million from $39.4 million for the corresponding quarter in 2003. Net earnings were $387,000, or $0.08 per basic and diluted share, compared with net loss of $268,000, or $0.06 per basic and diluted share, for the same quarter in 2003.

For the year, operating revenue increased approximately 14% to $189.0 million from $165.3 million in 2003. Operating revenue, excluding fuel surcharge revenue of $13.4 million, increased approximately 10% to $175.6 million from $159.5 million in 2003. Net earnings were $2.2 million, or $0.46 per basic share and $0.45 per diluted share, compared with net loss of $2.6 million, or $0.53 per basic and diluted share, for 2003.

Net earnings for 2004 include $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds received during the first quarter. Without the life insurance proceeds, net earnings for the year would have been $1.5 million, or $0.31 per basic and diluted share, compared with net loss of $2.6 million, or $0.53 per basic and diluted share, for 2003.

G. Larry Owens, President and Chief Executive Officer, commented, “Smithway’s results for the fourth quarter 2004 mark our fourth consecutive profitable quarter and first profitable year since 1999. For the quarter, average revenue per seated tractor per week increased by $194, or 8%, compared to the fourth quarter of 2003 as freight demand remains strong. During the quarter we experienced a ten cent increase in revenue per loaded mile, increased revenue miles per tractor, and decreased deadhead.

Higher truck production and freight rates have allowed us to absorb a two cent per mile driver pay increase and unusually high fuel prices. For the first time since 2001 we ended the year with a larger fleet compared to the previous year. We continue to increase freight rates, which will allow us to increase driver wages by another one cent per mile effective March 1, 2005. Almost all of our trucks are seated at this time but we understand that further driver pay increases are necessary to enable us to attract and retain safe, experienced, professional drivers. We continue to modernize our tractor and trailer fleet and plan to purchase 200 replacement tractors and 280 replacement trailers in 2005.

We are pleased with these financial results and look forward to further improvement in 2005 through modest fleet growth and continued improvement in our operating ratio.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Year ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2003	2004	2003	2004
Operating revenue:
Freight	$40,592	$49,852	$164,648	$188,190
Other	149	212	681	811

Operating revenue	40,741	50,064	165,329	189,001
Operating expenses:
Purchased transportation	13,006	16,254	55,596	61,638
Compensation and employee benefits	12,694	14,196	51,506	54,468
Fuel, supplies, and maintenance	7,506	11,075	29,857	38,427
Insurance and claims	1,125	1,683	4,393	5,636
Taxes and licenses	871	875	3,444	3,653
General and administrative	1,853	1,781	6,934	6,929
Communications and utilities	333	312	1,463	1,274
Depreciation and amortization	3,281	2,645	14,239	12,340

Total operating expenses	40,669	48,821	167,432	184,365

(Loss) earnings from operations	72	1,243	(2,103)	4,636
Other (expense) income:
Interest expense	(392)	(422)	(1,781)	(1,563)
Interest income	1	28	26	54
Life Insurance Proceeds	—	—	—	727

(Loss) earnings before income taxes	(319)	849	(3,858)	3,854
Income tax (benefit) expense	(51)	462	(1,269)	1,613

Net (loss) earnings	$(268)	$387	$(2,589)	$2,241

Basic (loss) earnings per share	$(0.06)	$0.08	$(0.53)	$0.46

Diluted (loss) earnings per share	$(0.06)	$0.08	$(0.53)	$0.45

Basic weighted average common shares outstanding	4,846,821	4,860,841	4,846,821	4,850,935
Diluted weighted average common shares outstanding	4,846,821	4,986,329	4,846,821	4,951,934

Operating Statistics

	2003		2004		2003		2004
Operating ratio	99.8%		97.5%		101.3%		97.5%
Average operating revenue per	$2,642		$3,159		$2,577		$3,065
tractor per week
Average revenue per tractor per week	$2,434	*	$2,679	*	$2,367	*	$2,712	*
Average revenue per seated tractor	$2,548	*	$2,742	*	$2,484	*	$2,797	*
per week
Average length of haul in miles	677		650		659		658
Average revenue per loaded mile	$1.40	*	$1.50	*	$1.37	*	$1.46	*
Ending company tractors	750		757		750		757
Ending owner/operators tractors	430		445		430		445
Ending trailers	2,278		2,101		2,278		2,101
Weighted average tractors	1,186		1,219		1,234		1,186

*excludes fuel surcharge, brokerage, and other revenue.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$355	$5,054
Receivables, net	14,697	16,776
Inventories	882	948
Prepaid expenses and other	4,304	4,142

Total current assets	20,238	26,920
Property and equipment	124,634	117,048
Less accumulated depreciation	70,235	67,772

Net property and equipment	54,399	49,276
Other assets	2,043	2,080

Total assets	$76,680	$78,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$10,582	$9,301
Accounts payable and accrued expenses	13,438	15,256

Total current liabilities	24,020	24,557
Long-term debt	23,035	20,008
Deferred income taxes	9,020	10,702

Total liabilities	56,075	55,267
Stockholders' equity	20,605	23,009

Total liabilities and stockholders’ equity	$76,680	$78,276